Exhibit (a)(5)(C)

PRELIMINARY COPY

Organogenesis Holdings Services Commences Offer to Exchange

Class A Common Stock for any and all Outstanding Public Warrants and Consent Solicitation

CANTON, MASSACHUSETTS ([●], 2019) — Organogenesis Holdings Inc. (Nasdaq: ORGO) (the “Company,” “we” or “our”) today announced that it has commenced an offer to exchange (“Offer to Exchange”) 0.095 shares of the Company’s Class A common stock (“Class A Common Stock”) for each outstanding Public Warrant originally issued in a registered offering, as further described below. This exchange ratio equates to approximately one share of Class A Common Stock for every 11 Public Warrants tendered.

Concurrently with the offer, the Company is also soliciting consents from holders of Public Warrants to amend the Warrant Agreement governing all of the Public Warrants to permit the Company to require that each Public Warrant that is outstanding upon the closing of the Offer be converted into 0.0855 Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer.

The Offer to Exchange commenced today and will expire, unless extended, at 12:00 midnight, Eastern Time, on [●], 2019. Tenders of Public Warrants must be made prior to the expiration of the Offer to Exchange and may be withdrawn at any time prior to the expiration of the Offer to Exchange.

The Offer to Exchange relates to the warrants that were issued in connection with the Company’s initial public offering registered under the Securities Act of 1933 pursuant to a prospectus dated October 10, 2016, which trade through The Depository Trust Company (the “Public Warrants”). The Offer does not relate to the warrants issued in private placements that occurred contemporaneously with our initial public offering, none of which are currently outstanding. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer.

The purpose of the Offer to Exchange is to reduce the number of shares of Class A Common Stock that would become outstanding upon the exercise of Public Warrants. The Offer to Exchange and Consent Solicitation was approved by the board of directors. The Company’s board of directors believes that by allowing holders of Public Warrants to exchange one Public Warrant for 0.095 shares of Class A Common Stock, the Company can potentially reduce, or eliminate, the substantial number of shares of Class A Common Stock that would be issuable upon exercise of the Public Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if all of the outstanding Public Warrants were validly tendered in the Offer to Exchange, the Company would issue approximately 2,934,622 shares of Class A Common Stock in exchange for such tendered Public Warrants. However, if all of the outstanding Public Warrants were exercised for shares of Class A Common Stock pursuant to the terms of the Public Warrants, the Company would issue 15,445,374 shares of Class A Common Stock.

The terms and conditions of the offer and the consent solicitation are set forth in the Offer Letter and Consent Solicitation, the Letter of Transmittal and the other related offering materials that are being distributed to the holders of the Public Warrants. To participate in the offer, holders must tender their Public Warrants in accordance with the instructions included in the offering materials prior to the expiration of the offer. The Company will exchange all Public Warrants properly tendered and not properly withdrawn prior to the expiration of the Offer to Exchange, as described in the Offer to Exchange Letter that is filed with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO and being distributed to Public Warrant holders. The Offer to Exchange is, however, subject to certain customary conditions, as described in the Offer to Exchange Letter.

As of July [●], 2019, the Company had [91,340,165] outstanding shares of Class A Common Stock, no outstanding shares of Class B Common Stock and [30,890,748] outstanding Public Warrants.

On July 12, 2019, the Company entered into a Warrant Exchange Agreement with Avista Capital Partners IV L.P., and Avista Capital Partners IV (Offshore), L.P. (collectively, the “PIPE Investors”) pursuant to which, the

Investors agreed to exchange 4,100,000 warrants to purchase one-half of one share of the Company’s Class A Common Stock at an exercise price of $5.75 per half share (the “PIPE Warrants”) acquired in connection with a private placement in December 2018 for shares of our Class A Common Stock at the same exchange ratio offered to the Public Warrant holders in the Offer to Exchange. The exchange of the PIPE Warrants by the PIPE Investors will occur following the Company’s acceptance of any Public Warrants tendered in connection with the Offer to Exchange and is exempt from registration under Section 3(a)(9) of the Securities Act, as no commission or other remuneration will be paid or given directly or indirectly for soliciting the transaction.

None of the Company, its board of directors, officers or employees, nor the depositary, information agent or financial advisor makes any recommendations to Public Warrant holders as to whether to tender or refrain from tendering their Public Warrants pursuant to the Offer to Exchange. Public Warrant holders must decide how many Public Warrants they will tender, if any.

The information agent for the Offer to Exchange is Morrow Sodali. The depositary for the Offer to Exchange is Continental Stock Transfer & Trust Company. The Offer to Exchange, Letter of Transmittal and related documents are being mailed to Public Warrant holders of record and will be made available for distribution to beneficial owners of the Public Warrants.

Additional Information. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell the Public Warrants or an offer to sell or a solicitation to buy any shares of the Company’s Class A Common Stock. The Offer to Exchange described above is made only pursuant to a Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Exchange Letter and Consent Solicitation, Letter of Transmittal and Consent and other related documents, filed with the SEC. The Offer to Exchange Letter and Consent Solicitation will be mailed to Public Warrant holders of record and will also be made available for distribution to beneficial owners of Public Warrants. The solicitation of offers to exchange Public Warrants for shares of the Company’s Class A Common Stock will only be made pursuant to the Offer to Exchange Letter and Consent Solicitation. Public Warrant holders should read carefully the Tender Offer Statement on Schedule TO, Offer to Exchange Letter and Consent Solicitation, Letter of Transmittal and Consent and related exhibits, as they contain important information about the Offer to Exchange. Public Warrant holders can obtain these documents free of charge from the SEC’s website at www.sec.gov, or by directing a request to the information agent for the Offer to Exchange, Morrow Sodali, toll-free (800) 662-5200 (banks and brokerage firms, please call (203) 658-9400).

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com. Information on our website is not part of this release.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, information concerning completion of the Offer to Exchange, the terms and timing of the Offer to Exchange, and the impact of completion of the Offer to Exchange. The Company may modify the terms or timing of the Offer to Exchange with requisite notice. These statements are based on the Company’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “may,” “expect,” “estimate,” “project,” “purpose,” “plan,” “believe,” “intend,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) changes in market conditions, actions by holders of Public Warrants and other investors; (11) changes in demand for the Company’s products; (12) availability of financing and capital; (13) the Company’s liquidity; (14) the Company’s compliance with covenants under its credit agreements; and (15) other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Item 1A. Risk Factors” in our annual report on Form 10-K filed with the SEC on March 18, 2019, as amended. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward- looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Angelyn Lowe

alowe@organo.com

781-774-9364